EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-140944 and No. 333-162430 of Raptor Pharmaceutical Corp. of our report dated October 27, 2009, relating to the consolidated financial statements of Raptor Pharmaceuticals Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about Raptor Pharmaceuticals Corp.’s ability to continue as a going concern), which appear in Raptor Pharmaceuticals Corp’s Annual Report on Form 10-K for the year ended August 31, 2009. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Burr Pilger & Mayer, LLP
San Francisco, California
October 27, 2009